Exhibit 5.2

December 3, 2020

Chevron U.S.A. Inc.

6001 Bollinger Canyon Road

San Ramon, CA 94583

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Chevron U.S.A. Inc., a Pennsylvania corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”). The Registration Statement is being filed jointly by the Company and Chevron Corporation, a Delaware corporation (the “Guarantor”). The Registration Statement relates to the proposed offers by the Company to exchange (the “Exchange Offer”) any and all of the aggregate principal amounts of the Notes of each series listed on Schedule I hereto (collectively, the “Old Notes”), validly tendered and not withdrawn, for up to: (i) $100,000,000 aggregate principal amount of the Company’s 7.250% Notes due 2023 (the “2023 Exchange Notes”); (ii) $650,000,000 aggregate principal amount of the Company’s 3.900% Notes due 2024 (the “2024 Exchange Notes”); (iii) $250,000,000 aggregate principal amount of the Company’s 8.000% Notes due 2027 (the “2027 Exchange Notes”); (iv) $600,000,000 aggregate principal amount of the Company’s 3.850% Notes due 2028 (the “2028 Exchange Notes”); (v) $500,000,000 aggregate principal amount of the Company’s 3.250% Notes due 2029 (the “2029 Exchange Notes”); (vi) $850,000,000 aggregate principal amount of the Company’s 6.000% Notes due 2041 (the “2041 Exchange Notes”); (vii) $1,000,000,000 aggregate principal amount of the Company’s 5.250% Notes due 2043 (the “2043 Exchange Notes”); (viii) $850,000,000 aggregate principal amount of the Company’s 5.050% Notes due 2044 (the “2044 Exchange Notes”); (ix) $500,000,000 aggregate principal amount of the Company’s 4.950% Notes due 2047 (the “2047 Exchange Notes”); and (x) $500,000,000 aggregate principal amount of the Company’s 4.200% Notes due 2049 (the “2049 Exchange Notes” and, together with the 2023 Exchange Notes, the 2024 Exchange Notes, the 2027 Exchange Notes, the 2028 Exchange Notes, the 2029 Exchange Notes, the 2041 Exchange Notes, the 2043 Exchange Notes, the 2044 Exchange Notes, and the 2047 Exchange Notes, the “Exchange Notes”), which will be registered under the Act.

The Exchange Notes will be guaranteed by the Guarantor and will be issued pursuant to an indenture, dated as of August 12, 2020 (as supplemented, the “Base Indenture”), as to be further supplemented by a supplemental indenture expected to be dated as of January 6, 2021, by and among the Company, the Guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), the form of which is filed as an exhibit to the Registration Statement (the “New Notes Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

Morgan, Lewis & Bockius LLP

One Oxford Centre
Thirty-Second Floor
Pittsburgh, PA 15219-6401	+1.412.560.3300
United States	+1.412.560.7001

Chevron U.S.A. Inc.

December 3, 2020

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the (i) Registration Statement, the prospectus included therein (the “Prospectus”) and the accompanying letter of transmittal and consent, (ii) Base Indenture, (iii) form of the New Notes Supplemental Indenture, (iv) forms of the Exchange Notes, (v) Amended and Restated Articles of Incorporation of the Company, dated December 31, 2013 (the “Articles of Incorporation”), (vi) the By-Laws of the Company, as amended to date (the “By-Laws”), (vii) resolutions of the Board of Directors of the Company, and (viii) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinion as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinion set forth below.

We have also assumed for purposes of the opinion expressed below that the New Notes Supplemental Indenture will have been duly authorized, executed and delivered by the Trustee; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the New Notes Supplemental Indenture; and that the New Notes Supplemental Indenture constitutes a legal, valid and binding obligation of the Trustee.

Based upon the foregoing, we are of the opinion that, when the New Notes Supplemental Indenture is duly executed and delivered by the respective parties and duly qualified under the Trust Indenture Act of 1939, as amended, and when the Exchange Notes have been duly executed, authenticated, completed, issued and delivered against receipt of the Old Notes, in accordance with the terms of the Indenture and the Exchange Offer described in the Prospectus, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality.

Chevron U.S.A. Inc.

December 3, 2020

The foregoing opinion is limited to the laws of the State of New York and the Pennsylvania Business Corporation Law of 1988, as amended, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Chevron U.S.A. Inc.

December 3, 2020

Schedule I

Aggregate Principal Amount	Title of Series of Old Notes	Issuer
$100,000,000	7.250% Notes due 2023	Noble Energy, Inc.(1)
$650,000,000	3.900% Notes due 2024	Noble Energy, Inc.
$250,000,000	8.000% Senior Notes due 2027	Noble Energy, Inc.(1)
$600,000,000	3.850% Notes due 2028	Noble Energy, Inc.
$500,000,000	3.250% Notes due 2029	Noble Energy, Inc.
$850,000,000	6.000% Notes due 2041	Noble Energy, Inc.
$1,000,000,000	5.250% Notes due 2043	Noble Energy, Inc.
$850,000,000	5.050% Notes due 2044	Noble Energy, Inc.
$500,000,000	4.950% Notes due 2047	Noble Energy, Inc.
$500,000,000	4.200% Notes due 2049	Noble Energy, Inc.

(1)	Formerly known as Noble Affiliates, Inc.